Exhibit 32.1

Written Statement of the Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chief Executive Officer of HCI Group, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2025 as filed with the Securities and Exchange Commission on August 8, 2025 (the “Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Paresh Patel
Paresh Patel
Chief Executive Officer
August 8, 2025